CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust II, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust II Makes First Acquisition

New York, New York, May 16, 2013 ˗ American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”) announced today that it closed on its first acquisition – a Fresenius dialysis center located in Winfield, Alabama. The purchase price of the property was $1.9 million, exclusive of closing costs.

The Fresenius dialysis center contain 5,564 rentable square feet and is net leased to a subsidiary of Fresenius Medical Care Holdings, Inc., which guarantees the lease. The guarantor is a subsidiary of Fresenius Medical Care AG & Co. KGaA (“Fresenius”).

Fresenius is a German-based holding and kidney dialysis company, operating in the fields of dialysis products and dialysis services. Its dialysis business is vertically integrated, providing dialysis treatment at its own dialysis clinics and supplying these clinics with a range of products. In addition, the tenant sells dialysis products to other dialysis service providers. The tenant operates in North America and internationally.

Important Notice

ARC HT II is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.